Exhibit 24(b)(8.187)

First Amendment to the

Selling and Services Agreement and Fund Participation Agreement

This First Amendment, dated as of May 5, 2011, by and among ING Life Insurance and Annuity Company (“ING Life”), ING Financial Advisers, LLC (“ING Financial”), ING Institutional Plan Services, LLP (“ING Institutional”) (collectively, “ING”), and Parnassus Funds Distributor (“Distributor”), acting as agent for the registered open-end management investment companies whose shares are or may be underwritten by Distributor (each a “Fund” or collectively the “Funds”) is made to the Selling and Services Agreement and Fund Participation Agreement dated as of September 1, 2008 (the “Agreement”). Terms defined in the Agreement are used herein as therein defined.

WHEREAS, ING Institutional is a limited liability company that provides various recordkeeping and other administrative services to certain Plans; and

WHEREAS, the parties wish to add ING Institutional to the Agreement; and

WHEREAS, the parties wish to revise the Servicing Fees payable under the Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

1.    ING Institutional is hereby added to the Agreement as an additional recordkeeper, and all provisions in the Agreement relating to ING Life in its capacity as a recordkeeper in connection with the investment by Plans in the Portfolios are hereby amended to refer to both ING Life and ING Institutional. The defined term “ING” in the Agreement is hereby amended to include ING Life, ING Institutional, and ING Financial.

2.      Section 2 of the Agreement is hereby deleted in its entirety and replaced with the following:

2.      Omnibus Account.

The parties agree that, with respect to each Fund, up to three omnibus accounts, each held in the name of the Nominee, may be maintained (the “Account” or collectively, the “Accounts”).  One Account may be maintained in connection with Plans for which ING Life shall provide various recordkeeping and other administrative services, and a second Account may be maintained in connection with Plans for which ING Institutional shall provide various recordkeeping and other administrative services. Alternatively, one Account may be maintained in connection with Plans for which both ING Life and ING Institutional shall provide such recordkeeping and administrative services.  A third Account held in the name of ING Life shall be maintained for those Plan assets directed for investment in the Fund through the Contracts.  ING Institutional, as service agent for Plans, or ING Life, as service agent for Plans or issuer of the Contracts, shall facilitate purchase and sale transactions with respect to the Accounts in accordance with the Agreement.

3.      Section 5 of the Agreement is hereby deleted in its entirety and replaced with the following:

5.      Servicing Fees.

The provision of shareholder and administrative services to contract owners or to the Plans shall be the responsibility of ING Financial, ING Life, ING Institutional or the Nominee and shall not be the responsibility of the Distributor. The Nominee, or ING Life on behalf of its Separate Accounts, will be recognized as the sole shareholder of Fund shares purchased under this Agreement. It is further recognized that there will be a substantial savings in administrative expense and recordkeeping expenses by virtue of having one shareholder rather than multiple shareholders. In consideration of the administrative savings resulting from such arrangement, Distributor agrees to pay to ING Life or ING Institutional, as appropriate, a administrative servicing fee, as specified in Schedule B (attached), based on the annual rate of the average net assets invested in the Funds through the Contracts or through ING Life's or ING Institutional's arrangements with Plans in each calendar quarter.  Distributor will be invoiced and will make such payments to ING Life within thirty (30) days after the end of each calendar quarter. Each payment will be accompanied by a statement showing the calculation of the fee payable to ING Life or ING Institutional for the quarter and such other supporting data as may be reasonably requested by ING Life or ING Institutional. If required by a Plan or by applicable law, ING Life or ING Institutional shall have the right to allocate to a Plan or to Participant accounts in a Plan all or a portion of such servicing fees, or to use servicing fees it collects from Distributor to offset other fees payable by the Plan to ING Life or ING Institutional.

4.      The following is added as Section l 3(d) to the Agreement:

(d)     Representations of ING Institutional.  ING Institutional represents and warrants:

(i) that it (1) is a limited liability company organized under the laws of the State of Delaware, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal and state laws, (4) is duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required, and will maintain such license or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to it terms; and

(ii) that it is authorized under the Plans to (1) provide administrative services to the Plans and (2) facilitate transactions in  the Portfolios through the Accounts.

5.      The following replaces Section 15(d) of the Agreement:

(d)    Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, facsimile, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following address, or at such other addresses as may be designated by notice from such party to all other parties.

To ING:

Jacqueline Salamon

ING Americas Legal Services

One Orange Way, C1S

Windsor, CT  06095

Fax: 860-580-4934

To Distributor:

Parnassus Funds Distributor

1 Market Street, Suite 1600

San Francisco, CA 94105

Attention:  Bill Fraser

P:  (415) 778-0200

E:  Bill.Fraser@paransssus.com

With Copy to:                Parnassus Funds Distributor

1 Market Street, Suite 1600

San Francisco, CA 94105

Attention:  Grant Cleghorn

P:  (415) 778-2646

E:  Grant.Cleghorn@parnassus.com

Any notice, demand or other communication given in a manner prescribed in this Subsection (d) shall be deemed to have been delivered on receipt.

6.         The following is added as Section 15(i) to the Agreement:

(i)         Redemption Fees. The parties agree that transactions in the Funds by Plans or Plan Participants pursuant to the terms of this Agreement are not subject to any redemption fees that may otherwise be required by the Funds; provided however that upon written request by Funds, ING Life and ING Institutional will implement such redemptions fees in a time frame and manner mutually acceptable to all parties.

7.         The List of Funds identified in Exhibit I to the Agreement is deleted in its entirety.

8.             Schedule B, attached hereto is hereby added to the Agreement.

9.         Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

10.          This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

ING LIFE INSURANCE AND ANNUITY COMPANY	DISTRIBUTOR

By:	/s/Lisa S. Gilarde	By:	/s/William Fraser
Name:	Lisa S. Gilarde	Name:
Title:	Vice President	Title:

ING FINANCIAL ADVISERS, LLC

By:	/s/David Kelsey
Name:	David Kelsey
Title:	COO/VP

ING INSTITUTIONAL PLAN SERVICES, LLC

By:	/s/Lisa S. Gilarde
Name:	Lisa S. Gilarde
Title:	Vice President

SCHEDULE B

Capitalized terms used in this Schedule have the meanings given them in the Agreement to which Exhibit I is annexed.

The Distributor shall pay to ING Life or ING Institutional, as appropriate, for each Fund, a administrative servicing fee, computed on a daily and paid quarterly in arrears, equal to the percentage specified below applied to the average daily value of the total number of shares of such Fund held in accounts at the Service Provider. Company shall pay the Service Provider such fee within 30 days after the end of each quarter after receiving an invoice. For purposes of this Schedule, the average daily value of the shares of each Fund will be based on the net asset value reported by the Distributor to ING Life or ING Institutional. For the service discussed in Section 5 of the Agreement, ING Life or ING Institutional shall receive a fee equal to .40% per annum applied to the average daily value of the non-institutional Shares of the Funds and .xx% per annum applied to the average daily value of institutional Shares of the Funds held in the Accounts.

LIST OF FUNDS

	Ticker	Cusip	Fund I.D.	Date Est.	Minimum Investment	Revenue Share
Parnassus Fund	PARNX	701765109	1001	12/31/84		xx bps

Parnassus Equity Income Fund – Investor Shares	PRBLX	701769101	1002	8/31/92		xx bps

Parnassus Equity Income Fund – Institutional Shares	PRILX	701769408	1008	4/28/06	$100,000*	xx bps

Parnassus Mid-Cap Fund	PARMX	701765885	1006	4/29/05		xx bps

Parnassus Small-Cap Fund	PARSX	701765877	1007	4/29/05		xx bps

Parnassus Workplace Fund	PARWX	701765869	1005	4/29/05		xx bps

Parnassus Fixed-Income Fund	PRFIX	701769200	1003	8/31/92		xx bps

*The Minimum Investment is waived as set forth in the applicable Fund Prospectus for retirement plans.

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